Mike:
Thank you, ___________, and welcome everyone to National Research Corporation’s second quarter 2010 conference call.  My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our Chief Financial Officer.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call.  Pat.

Pat:
Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:
Thank you, Pat.

During the call today, we have two exciting events to discuss in addition to our typical review of the quarter.  These two material events include the OCS transaction, which was announced last night, and the launch of Illuminate, a new product that has been in development and testing for upwards of a year.  Speaking to the quarter itself, NRC Picker recorded new sales during the second quarter 2010 which surpassed sales levels of any quarter in the past several years.  In fact, NRC Picker’s 2010 year-to-date new sales stand at 83% of annual sales for all of 2009.  This sales achievement, along with the OCS transaction, has driven Total Contract Value to $72 million.

Before I continue my remarks, I will have Pat review the financial performance of the quarter.

Pat
For the second quarter, we saw revenue growth in all Business Units except NRC Picker.  With the best quarter of net new contracts since 2008 led by NRC Picker, we are projecting some positive revenue growth for NRC Picker for the balance of the year.  Revenue was $14.1 million, up 4% compared to the prior year.  Operating margin was 19% with operating income at $2.7 million, down 2% over the prior year.  Net income was $1.7 million, up 3%, and diluted earnings per share were $0.25, up 3%.

Growth in revenue was again driven by double-digit revenue and operating income growth by My InnerView and Ticker divisions.  Also, operating income was impacted by combined activities of the OCS transaction expense and costs associated with the new rollout of Illuminate.  Going into the third quarter, we should see net income back to the 15% of revenue range.

Ticker’s second quarter sales contributed to a 40% revenue growth for that division compared to the same quarter last year.  This is the third quarter in a row that Ticker’s quarterly revenue growth has exceeded 40%.  Much of the revenue from these new clients will be recognized over the balance of the calendar year 2010, highlighting the revenue momentum and margin expansion going forward for this business unit.

My InnerView additionally had double-digit revenue growth this quarter.  My InnerView’s new sales for the quarter were very strong, an increase of greater than 70% compared to the second quarter 2009 and first quarter of 2010.

In addition to the divisions just highlighted, TGI added 34 new clients this quarter compared to 12 new clients in the same quarter 2009.

Operating expenses were $11.5 million for the quarter, up $600,000, or 5%, compared to the second quarter 2009.  This is largely the result of increases in selling, general and administrative expenses and depreciation and amortization.  Our operating margin was 19% for the quarter, compared to 20% in the second quarter of 2009.  Our goal is 25% operating margin and we anticipate it to be back in that range in the third quarter of 2010.

Direct costs for the quarter were $5.9 million, or 42% of revenue, which are down from the prior year’s quarter in absolute dollars.  As a percent of revenue, direct expenses were down five percentage points, driven in part by the increases in revenue of Ticker and TGI where we realized the margin expansion of a subscription-based model.  Going forward, we are working to expand the subscription model to be in more units which will help maintain and improve the margin and, in the near term, we would see direct costs as a percent of revenue to be lower than the prior year.

The selling, general and administrative expenses for the quarter were $4.5 million or 32% of revenue.  This is up $660,000 compared to the prior year, driven by the OCS transaction cost, the start-up cost of the Illuminate division, sales expansion largely in the NRC Picker group, and the addition of several leadership positions.  With the sales expansion program continuing, the SG&A as a percent of revenue will continue to be on the higher side of our goal, but should come down a percentage point or two from this quarter.

The depreciation and amortization expense for the quarter was $1.1 million, or 7.5% of revenue.  The depreciation and amortization currently is expected to stay fairly flat for the balance of the year in absolute dollars, so we should get some expansion of margin as revenue grows during the balance of the year.  There will be a one-time jump in depreciation and amortization with the addition of OCS, but as a percent of revenue, we should stay around 7% of revenue.

The income tax increase for the quarter was due to a new higher federal income tax rate for 2010 expected to be 35%, up 1% over prior years.

Net income for the second quarter increased to $1.7 million, up 3% over the prior year, and for the six months ended June 30, net income increased to $4.8 million, up 12% over the prior year.

Diluted earnings per share for the quarter increased to $0.25, up 3% over the prior year.  For the six months, diluted earnings per share increased to $0.71, up 13% over the same period.

Cash flow from operations for the first six months of 2010 was $9.2 million.  The cash balance increased by $7.2 million as of June 30, 2010.  During the quarter, the company used cash to repurchase treasury stock in the amount of $163,000.

With that, I’ll turn it back to you, Mike.

Mike
Thanks, Pat.

Let me highlight the fact that NRC Picker’s growth in net new contracts cannot be over looked and, to me, represents a major turning point.  As has been reported in the past, NRC Picker, our biggest business unit, has largely offset growth achieved by the other NRC businesses.  For example, in the second quarter 2010, the balance of NRC businesses achieved a 16% revenue and a 77% operating income growth over the second quarter 2009.  As you know, operating income leveraged across this latter group of businesses is driven by their syndicated-based business models.  If NRC Picker maintains its recent growth trends in net new contracts, the resulting increase in total contract value will change the overall growth trajectory of the company.  The balance of the company’s growth and operating metrics remain strong looking out over the balance of 2010.

Let me now turn to Illuminate, a patient outreach program for acute-care hospitals, designed to facilitate service and clinical recovery within the critical 48 hours of a patient being discharged from the acute-care hospital.

The business case is clear—nationally, 30% of all discharged patients are readmitted to the hospital within 30 days which represents millions of patients at an annual cost of $17 billion.  CMS has cited these readmissions are the direct result of avoidable clinical events.  Today, and expanding going forward, CMS will levy financial penalties in the form of zero reimbursement for readmitted patients meeting CMS avoidable event definition.  In summary, Illuminate minimizes hospitals readmission rates and consequently, the uncompensated care that would have resulted.

In addition to triaging patients who are at-risk for readmission, Illuminate enables rapid service recovery for patients reporting less-than a satisfactory experience during their hospital stay.  In a world of transparency where hospitals are required to publicly report patient experience ratings, 80% of the country’s hospital boards of trustees have tied personal financial incentives to the CEO for improving their HCAHPS scores. Given this incentive, rapid service recovery has moved to the center of the bullseye for hospital CEOs.  In a few words, Illuminate drives clinical and service improvement.

Creating Illuminate has not been easy.  New approaches for patient outreach had to be invented.  Research was undertaken to determine how to identify at-risk patients.  New work flow tools, staffing assignments and processes were needed for hospitals to deal with triaged patients.  Illuminate passed these rigorous development hurdles and market tests and is now being sold to acute-care hospitals across the country.

Our go-to market strategies include leveraging The Governance Institute’s membership base of 600 hospital CEOs and embedding Illuminate into the NRC Picker product offering.  We believe the addressable market for Illuminate to be in the $200 million range annually.  Illuminate’s application to other provider segments served by NRC, like long-term care and short-stay, are currently being evaluated.

Today, Illuminate is implemented and at work in hospitals covering 200,000 annual patient discharges and is receiving rave review by users.  Most rewarding is the difference Illuminate is making by literally saving lives.  A case in point.  An elderly gentleman was recently discharged from the cardiac unit of a 700 bed hospital after having undergone a pacemaker procedure.  Lucky for him, that cardiac unit had implemented Illuminate.  Within 48 hours of discharge, the Illuminate process identified the gentleman was at-risk for pacemaker failure.  The at-risk patient was triaged to the emergency department where the problem was corrected.  This individual, according to the hospital’s clinical champion for Illuminate, is alive today largely because of their use of Illuminate.  Proof points like this make the ROI decision easy.

Turning now to the OCS transaction, OCS represents a new-found runway in the home health and hospice markets and adds a vast array capability across all of NRC.  At the core of the OCS transaction is a client base of home healthcare and hospice providers that adds $7.4 million to NRC’s total contract value, which in and of itself, creates an immediately accretive transaction.

This OCS client base of 2,000, utilizes the company’s software as service offerings, which enables patient-level clinical and financial benchmarking as well as analytical models for improving revenue management, clinical outcomes, cost containment and regulatory compliance.

Give the similarities of need between of home healthcare providers and long-term care providers, direct application of the existing OCS benchmarking and analytical toolsets creates a tangible new revenue opportunity by bringing this product to our 7,000 long-term care clients.

Patient satisfaction adds yet another upside to the OCS revenue stream.  Recently, patient satisfaction was added to the OCS offerings driven by CMS requiring home healthcare agencies to use and publicly report a version of the HCAHPS patient satisfaction tool, not unlike the requirement in place for acute-care hospitals.  Commencing October 1, 2010, over 10,000 home healthcare agencies will be required to field Home Health CAHPS or lose a portion of their reimbursement.

As one can see, material revenue growth is likely within the OCS client base, as well as from the leverage of the OCS product portfolio.

In addition to the established OCS client base and products I have just spoken about, the OCS transaction has added capacity and vast capabilities to NRC as a whole, one of which is health analytics.  Opportunities to establish and utilize the health analytics team from OCS to create product extensions for other NRC business units which house massive amounts of data is intriguing.  As well, given the OCS staff of world-class developers, IT infrastructure experts and related associates with proven experiences from the likes of Microsoft and Amazon, NRC has now added immeasurable depth to this important side of the business.  In fact, this latter contribution of people will likely prove to be the most valuable aspect of the OCS organization joining the NRC family.

Operator, I would now like to open the call to questions, please.

Closing Statement
Thank you for your time today.  Pat and I look forward to speaking with you again next quarter.